Exhibit 99.1

National Bank Holdings Corporation Announces

Third Quarter 2026 Financial Results

NYSE Ticker: NBHC

Denver, Colorado, October 27, 2026 - (Globe Newswire) – National Bank Holdings Corporation (the “Company” or “NBHC”) reported:

	For the quarter(1)			For the nine months ended September 30(1)		2026 Adjusted (1)(2)
	3Q26	2Q26	3Q25	2026	2025	QTD	YTD
Net (loss) income ($000's)	$(8,761)	$26,490	$35,285	$38,522	$93,538	$2,941	$70,860
(Loss) earnings per share - diluted	$(0.20)	$0.58	$0.92	$0.84	$2.43	$0.06	$1.56
Return on average assets	(0.28)%	0.86%	1.43%	0.42%	1.27%	0.09%	0.77%
Return on average tangible assets(2)	(0.23)%	0.96%	1.54%	0.50%	1.38%	0.16%	0.87%
Return on average equity	(2.07)%	6.34%	10.25%	3.07%	9.30%	0.69%	5.65%
Return on average tangible common equity(2)	(2.32)%	9.70%	14.21%	5.01%	13.05%	1.62%	8.67%

(1)	Ratios are annualized.
(2)

Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures and Reconciliations” tables for reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

In announcing these results, Chief Executive Officer Tim Laney shared, “This was a deeply disappointing quarter. We reported a net loss of $8.8 million, driven primarily by $40.6 million of provision expense tied to a handful of specifically identified commercial credits, mainly in the franchise and healthcare industries.  We take these credit events seriously and have made a series of both personnel and process improvements in these specific coverage areas of our business. To that end, none of these actions were driven by our regulators, and we will be relentless in our focus to meet the highest standards of credit risk management.”

Mr. Laney added, “Our margin expansion and deposit growth are positive, and all integration activity has been a success. Our responsibility is to protect the bank while driving to our target of a dollar plus of earnings per share in the fourth quarter. While the third quarter represented a painful setback, I believe our team is more than capable of delivering for our clients, communities and shareholders.”

Third Quarter 2026 Results

(All comparisons refer to the second quarter of 2026, except as noted)

As previously announced, third quarter results were impacted by elevated provision expense related to specifically identified credits addressed during the quarter. During the third quarter of 2026, net loss totaled $8.8 million, or ($0.20) per diluted share, compared to net income of $26.5 million, or $0.58 per diluted share. The quarter’s results were impacted by $40.6 million of provision expense, $15.2 million of pre-tax acquisition and restructuring expense, and a $4.0 million impairment on a third-party FinTech partnership investment classified within other securities. Fully taxable equivalent pre-provision net revenue totaled $30.9 million, compared to $36.3 million. The return on average tangible assets totaled (0.23)%, compared to 0.96%, and the return on average tangible common equity totaled (2.32)%, compared to 9.70%. Adjusting for the $15.2 million of pre-tax acquisition and restructuring related expenses in the third quarter, adjusted net income totaled $2.9 million, or $0.06 per diluted share, and adjusted fully taxable equivalent pre-provision net revenue totaled $46.1 million. The adjusted return on average tangible assets totaled 0.16%, and the adjusted return on average tangible common equity totaled 1.62%.

Net Interest Income

Fully taxable equivalent net interest income increased $3.6 million to $115.2 million, primarily due to average interest earning assets growth of $69.9 million and one additional day during the third quarter. The fully taxable equivalent net interest margin expanded six basis points to 4.00%, driven by a nine basis point increase in earning asset yields. The cost of deposits increased one basis point to 1.94%.

Loans

Loans increased $119.4 million, or 4.9% annualized, to $9.9 billion at September 30, 2026.  We generated quarterly loan fundings of $819.3 million, led by commercial loan fundings of $351.2 million.

Asset Quality and Provision for Credit Losses

The Company recorded provision expense of $40.6 million during the quarter, compared to $1.5 million. The increase was primarily driven by write downs on specifically identified commercial loans, principally within the franchise and healthcare industries, related to credit events impacting the third quarter. Annualized net charge-offs for the nine months ended September 30, 2026 totaled 0.85% of average total loans. Non-performing loans totaled 0.44% of total loans at September 30, 2026, compared to 0.31%, and non-performing assets totaled 0.50% of total loans and OREO at September 30, 2026, compared to 0.35%. The allowance for credit losses as a percentage of loans was 1.11% at September 30, 2026, compared to 1.13%.

Deposits

The Company maintains a low cost, diversified deposit franchise. Average total deposits increased $96.0 million to $10.3 billion, and average transaction deposits (defined as total deposits less time deposits) increased $102.9 million to $9.0 billion. The loan to deposit ratio totaled 93.8% at September 30, 2026, compared to 94.1%. The mix of transaction deposits to total deposits increased 20 basis points to 88.0% at September 30, 2026.

Non-Interest Income

Non-interest income totaled $13.5 million, compared to $19.8 million, during the second quarter. Other non-interest income decreased $5.9 million and included $4.0 million of impairment on a third-party FinTech partnership investment classified within other securities. Mortgage banking income decreased $0.6 million driven by the current rate environment. These decreases were partially offset by a $0.3 million increase in bank card fee income.

Non-Interest Expense

Non-interest expense totaled $97.8 million, compared to $95.0 million. Included in the third and second quarters were acquisition and restructuring related expenses of $15.2 million and $11.2 million, respectively. Excluding these items, third quarter adjusted non-interest expense decreased $1.1 million, to $82.6 million, compared to $83.7 million. The linked-quarter decrease reflects management’s continued execution on operational synergies following the successful third-quarter integration of Vista’s core systems. Third quarter’s expenses include one additional payroll day compared to the second quarter and $1.4 million of OREO and problem loan expenses. The fully taxable equivalent efficiency ratio totaled 76.0%, compared to 72.3%. The adjusted fully taxable equivalent efficiency ratio totaled 62.3%, compared to 61.8%.

Income tax benefit totaled $3.2 million, compared to income tax expense of $6.1 million in the previous quarter. The effective tax rate for the nine months ended September 30, 2026 was 17.3%, compared to 18.3% for the same period prior year.

Capital

Common book value per share totaled $36.71 at September 30, 2026, compared to $37.48 at June 30, 2026. Tangible book value per share totaled $25.37, compared to $26.23, primarily reflecting the quarterly dividend payment, share repurchases and an increase in accumulated other comprehensive loss due to changes in the interest rate environment.

NBHC executed $11.9 million of share buybacks in the third quarter as part of its ongoing capital strategy. Capital ratios continue to be well in excess of federal bank regulatory agency “well capitalized” thresholds. The tier 1 leverage ratio totaled 10.00%, and the common equity tier 1 capital ratio totaled 11.69% at September 30, 2026. Shareholders’ equity totaled $1.6 billion at September 30, 2026, compared to $1.7 billion.

Recent Events

On October 24, 2026, NBH Bank (the “Bank”) entered into a definitive agreement to sell its Palm Beach, Florida banking center location, including the banking center’s loans and deposits. The sale is expected to result in a reduction of the Bank’s total assets of approximately $0.2 billion, including total loans of approximately $0.2 billion, and a reduction of total deposits of approximately $0.2 billion. The agreement provides for a deposit premium of 5.00%, subject to a minimum deposit premium of $8.8 million. The Bank expects to close the transaction in mid-2027.

Year-Over-Year Review

(All comparisons refer to the first nine months of 2025, except as noted)

Net income totaled $38.5 million, or $0.84 per diluted share, compared to $93.5 million or $2.43 per diluted share. Current year results were impacted by $46.1 million of provision expense, primarily due to third quarter credit events within the franchise and healthcare industries, $42.0 million of pre-tax acquisition and restructuring expense, and a $4.0 million impairment on a third-party FinTech partnership investment classified within other securities. Fully taxable equivalent pre-provision net revenue totaled $99.4 million, compared to $129.0 million. The return on average tangible assets totaled 0.50%, compared to 1.38%, and the return on average tangible common equity totaled 5.01%, compared to 13.05%. Adjusting for $42.0 million and $1.7 million of pre-tax acquisition and restructuring related charges for the nine months 2026 and 2025, respectively, adjusted net income totaled $70.9 million, or $1.56 per diluted share, compared to adjusted net income of $94.9 million, or $2.47 per diluted share. Adjusted, the fully taxable equivalent pre-provision net revenue increased $10.6 million, or 8.1%, to $141.4 million. The adjusted return on average tangible assets totaled 0.87%, and the adjusted return on average tangible common equity totaled 8.67%.

Fully taxable equivalent net interest income increased $69.6 million, or 26.0%, to $337.7 million. Average earning assets increased $2.2 billion, or 24.4%, driven by $500.9 million of average originated loan growth and loans acquired through the Vista acquisition. The Vista acquisition added $1.9 billion in total loans on January 7, 2026. The fully taxable equivalent net interest margin expanded five basis points to 4.00%, primarily driven by an eight basis point improvement in the cost of funds.

Loans outstanding increased $2.5 billion, or 33.2%, to $9.9 billion. New loan fundings over the trailing twelve months totaled a record $3.1 billion, led by commercial fundings of $1.7 billion.

The Company recorded $46.1 million of provision expense for credit losses, compared to $8.7 million. The increase was primarily driven by write downs on specifically identified commercial loans, primarily within the franchise and healthcare industries, related to credit events impacting the third quarter. Annualized net charge-offs totaled 0.85%, compared to 0.27%. Non-performing loans totaled 0.44% of total loans at September 30, 2026, compared to 0.36%, and non-performing assets totaled 0.50% of total loans and OREO at September 30, 2026, compared to 0.37%. The allowance for credit losses as a percentage of loans totaled 1.11% at September 30, 2026, compared to 1.19% at September 30, 2025.

Average deposits increased $2.0 billion to $10.2 billion, and average transaction deposits increased $1.8 billion to $8.9 billion compared to the same period prior year. The mix of transaction deposits to total deposits increased 167 basis points to 88.0% at September 30, 2026. The Vista acquisition added $2.2 billion of total deposits, including $2.0 billion of transaction deposits and $0.2 billion of time deposits on January 7, 2026.

Non-interest income totaled $51.3 million, compared to $53.1 million, decreasing due to $4.0 million of impairment on a third-party FinTech partnership investment within other securities and a $1.8 million decrease in mortgage banking income driven by the current rate environment. These decreases were mostly offset by increases in our diversified sources of fee income including service charges, bank card fees, trust income and swap fee income.

Non-interest expense totaled $289.6 million, compared to $192.2 million. Included in the periods were $42.0 million and $1.7 million of acquisition and restructuring expenses during the nine months ended September 30, 2026 and 2025, respectively. Excluding these items, the current period adjusted non-interest expense totaled $247.8 million, an increase from the same period prior year primarily due to our recent acquisition. Occupancy and equipment expense during the nine months ended September 30, 2026, included a full period of 2UniFiSM capitalized asset depreciation in connection with the launch of 2UniFi in the third quarter of 2025. The fully taxable equivalent efficiency ratio totaled 74.5%, compared to 59.8% in the same period prior year. The adjusted fully taxable equivalent efficiency ratio totaled 61.8% for the nine months ended September 30, 2026, compared to 57.5%.

Income tax expense decreased $13.0 million to $8.0 million driven by lower pre-tax income in the current period. The effective tax rate was 17.3%, compared to 18.3% in the prior year.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Wednesday, October 28, 2026. The call may also include discussion of company developments, forward-looking statements and other material information about business and financial matters. Interested parties may listen to this call by dialing (800) 330-6710 using the participant passcode of 3883449 and asking for the NBHC Q3 2026 Earnings Call. The earnings release and a link to the replay of the call will be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise, delivering high quality client service and committed to stakeholder results. Through its bank subsidiaries, NBH Bank and 2UniFi Bank, National Bank Holdings Corporation operates a network of over 90 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah, Wyoming, New Mexico, Idaho, and Palm Beach, Florida. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. Its trust and wealth management business is operated through its trust and wealth department under Bank of Jackson Hole Trust & Wealth, a division of NBH Bank. NBH Bank operates its core banking business under a single state charter through the following brand names as divisions of NBH Bank: in Colorado, Community Banks of Colorado and Community Banks Mortgage; in Kansas and Missouri, Bank Midwest and Bank Midwest Mortgage; in Texas, Utah, New Mexico, Idaho, in Palm Beach, Florida, Vista Bank; and in Wyoming, Bank of Jackson Hole, Bank of Jackson Hole Mortgage and Bank of Jackson Hole Trust & Wealth. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, bankofjacksonhole.com, vistabank.com, or nbhbank.com, or connect with any of our brands on LinkedIn.

About Non-GAAP Financial Measures

Certain financial measures and ratios we present are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these differences by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not discuss historical facts but instead relate to expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. Forward-looking statements are generally identified by words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “projected,” “continuing,” “ongoing,” “expect,” “intend,” “goal,” “focus,” “maintains,” “future,” “ultimately,” “likely,” “ensure,” “strategy,” “objective,” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. We have based these statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, liquidity, results of operations, business strategy and growth prospects. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including, but not limited to, business and economic conditions along with external events, both generally and in the financial services industry; susceptibility to credit risk and fluctuations in the value of real estate and other collateral securing a significant portion of our loan portfolio, including with regards to real estate acquired through foreclosure, and the accuracy of appraisals related to such real estate; changes impacting monetary supply and the businesses of our clients and counterparties, including levels of market interest rates, inflation, currency values, monetary, fiscal, and international trade policy, and the volatility of trading markets; our ability to maintain sufficient liquidity to meet the requirements of deposit withdrawals and other business needs; our desire to raise additional capital in connection with strategic growth initiatives and our ability to access the capital markets when desired or on favorable terms; changes in the fair value of our investment securities can fluctuate due to market conditions outside of our control; our investments in financial technology companies and initiatives may subject us to material financial, reputational and strategic risks; the allowance for credit losses and fair value adjustments may be insufficient to absorb losses in our loan portfolio (including due to fluctuations in collateral value, the ability of the borrower to repay and the results of outstanding litigation related to the realization of collateral); any service interruptions, cyber incidents or other breaches relating to our technology systems, security systems or infrastructure or those of our third-party providers; the occurrence of fraud or other financial crimes within our business; competition from other financial services providers, including traditional financial institutions and financial technology companies, and the effects of disintermediation within the banking business including consolidation within the industry; changes to federal government lending programs like the Small Business Administration’s Preferred Lender Program and the Federal Housing Administration’s insurance programs, including the impact of changes in regulations, budget appropriations and a prolonged government shutdown on such programs; impairment of our mortgage servicing rights, disruption in the secondary market for mortgage loans, declines in real estate values, or being required to repurchase mortgage loans or reimburse investors; claims and litigation related to our fiduciary responsibilities in connection with our trust and wealth business; our ability to manage and execute our organic growth and acquisition strategies, including our ability to realize the expected benefits of our acquisition strategies; developments in technology, such as artificial intelligence, the success of our digital growth strategy, and our ability to incorporate innovative technologies in our business and provide products and services that satisfy our clients’ expectations for convenience and security; our ability to integrate Vista Bank into our business may be more difficult, costly or time consuming than expected and we may fail to realize the anticipated benefits or cost savings of the merger; failure to obtain regulatory approvals or consummate attractive acquisitions or continue to increase organic loan growth would restrict our growth plans; the accuracy of projected operating results for assets and businesses we acquire as well as our ability to drive organic loan growth to replace loans in our existing portfolio with comparable loans as loans are paid down; our ability to comply with and manage costs related to extensive and potentially expanding government regulation and supervision, including current and future regulations affecting bank holding companies and depository institutions; our ability to execute our capital allocation strategy, including paying dividends or repurchasing shares, is subject to regulatory limitations; the application of any increased assessment rates imposed by the Federal Deposit Insurance Corporation; claims or legal action brought against us by third parties or government agencies; the loss of our executive officers and key personnel; changes to federal, state and local laws and regulations along with executive orders applicable to our business, including tax laws; and other factors, risks, trends and uncertainties described elsewhere in our other filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contacts:

Analysts/Institutional Investors:

Emily Gooden, Chief Accounting Officer and Investor Relations Director, (720) 554-6640, ir@nationalbankholdings.com

Nicole Van Denabeele, Chief Financial Officer, (720) 529-3370, ir@nationalbankholdings.com

Media:

Dave Coons, SVP, Associate Director of Corporate Communications and Marketing, (816) 298-2214, dave.coons@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Total interest and dividend income	$167,335	$162,004	$132,238	$488,490	$393,421
Total interest expense	54,435	52,712	44,038	157,496	131,121
Net interest income	112,900	109,292	88,200	330,994	262,300
Taxable equivalent adjustment	2,272	2,239	1,985	6,693	5,807
Net interest income FTE(1)	115,172	111,531	90,185	337,687	268,107
Provision expense (release) for credit losses	40,635	1,500	(1,500)	46,135	8,700
Net interest income after provision for credit losses FTE(1)	74,537	110,031	91,685	291,552	259,407
Non-interest income:
Service charges	4,456	4,501	4,340	13,149	12,585
Bank card fees	4,929	4,616	4,505	13,879	13,431
Mortgage banking income	1,796	2,423	2,895	6,961	8,757
Other non-interest income	2,357	8,226	8,951	17,048	18,360
Gain on security sales	—	—	—	246	—
Total non-interest income	13,538	19,766	20,691	51,283	53,133
Non-interest expense:
Salaries and benefits	56,869	54,366	37,779	168,205	109,887
Occupancy and equipment	16,838	16,154	12,383	48,825	32,656
Professional fees	2,142	3,002	3,249	7,376	6,352
Data processing	7,663	7,945	4,751	23,261	13,604
Other non-interest expense	11,847	11,050	7,138	34,582	23,825
Other intangible assets amortization	2,433	2,433	1,946	7,330	5,870
Total non-interest expense	97,792	94,950	67,246	289,579	192,194

(Loss) income before income taxes FTE(1)	(9,717)	34,847	45,130	53,256	120,346
Taxable equivalent adjustment	2,272	2,239	1,985	6,693	5,807
(Loss) income before income taxes	(11,989)	32,608	43,145	46,563	114,539
Income tax (benefit) expense	(3,228)	6,118	7,860	8,041	21,001
Net (loss) income	$(8,761)	$26,490	$35,285	$38,522	$93,538
(Loss) earnings per share - basic	$(0.20)	$0.58	$0.92	$0.85	$2.44
(Loss) earnings per share - diluted	(0.20)	0.58	0.92	0.84	2.43
Common stock dividend	0.32	0.32	0.30	0.96	0.89

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 21% for each period presented.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	September 30, 2026	June 30, 2026	December 31, 2025	September 30, 2025
ASSETS
Cash and cash equivalents	$364,798	$380,696	$417,058	$555,560
Investment securities available-for-sale	638,085	585,533	528,639	612,719
Investment securities held-to-maturity	725,921	758,223	651,732	689,486
Other securities	100,134	99,184	80,634	80,526
Loans	9,893,448	9,774,052	7,433,356	7,429,501
Allowance for credit losses	(109,866)	(110,271)	(87,415)	(88,280)
Loans, net	9,783,582	9,663,781	7,345,941	7,341,221
Loans held for sale	12,578	26,486	25,695	22,252
Other real estate owned	5,082	4,174	1,674	658
Premises and equipment, net	232,244	234,139	214,554	211,436
Goodwill	459,481	455,408	306,043	306,043
Intangible assets, net	61,881	64,631	48,337	50,331
Other assets	343,354	313,881	263,211	282,454
Total assets	$12,727,140	$12,586,136	$9,883,518	$10,152,686
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$2,656,315	$2,575,684	$2,204,241	$2,255,495
Interest bearing demand deposits	1,626,488	1,568,250	1,237,006	1,223,602
Savings and money market	4,994,262	4,975,841	3,701,616	3,832,460
Total transaction deposits	9,277,065	9,119,775	7,142,863	7,311,557
Time deposits	1,267,968	1,269,658	1,149,771	1,160,123
Total deposits	10,545,033	10,389,433	8,292,634	8,471,680
Securities sold under agreements to repurchase	22,479	20,239	17,350	21,303
Long-term debt	201,884	202,003	54,540	54,743
Federal Home Loan Bank advances	125,000	125,000	—	—
Other liabilities	206,847	180,357	133,880	230,031
Total liabilities	11,101,243	10,917,032	8,498,404	8,777,757
Shareholders' equity:
Common stock	588	588	515	515
Additional paid in capital	1,467,649	1,460,627	1,171,581	1,169,982
Retained earnings	567,146	590,437	572,461	568,276
Treasury stock	(344,511)	(333,131)	(315,397)	(312,873)
Accumulated other comprehensive loss, net of tax	(64,975)	(49,417)	(44,046)	(50,971)
Total shareholders' equity	1,625,897	1,669,104	1,385,114	1,374,929
Total liabilities and shareholders' equity	$12,727,140	$12,586,136	$9,883,518	$10,152,686
SHARE DATA
Average basic shares outstanding	44,451,388	44,665,184	37,803,728	37,911,643
Average diluted shares outstanding	44,758,349	44,915,790	37,922,557	38,034,473
Ending shares outstanding	44,285,618	44,537,718	37,772,516	37,815,589
Common book value per share	$36.71	$37.48	$36.67	$36.36
Tangible book value per share (non-GAAP)(1)	25.37	26.23	27.80	27.45
CAPITAL RATIOS
Average equity to average assets	13.50%	13.53%	14.21%	13.94%
Tangible common equity to tangible assets (non-GAAP)(1)	9.19%	9.67%	11.00%	10.57%
Tier 1 leverage ratio	10.00%	10.30%	11.56%	11.49%
Common equity tier 1 risk-based capital ratio	11.69%	12.29%	14.89%	14.69%
Tier 1 risk-based capital ratio	11.69%	12.29%	14.89%	14.69%
Total risk-based capital ratio	14.74%	15.42%	16.82%	16.63%

(1)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures and Reconciliations” starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Period End Loan Balances by Type

			September 30, 2026		September 30, 2026
			vs. June 30, 2026		vs. September 30, 2025
	September 30, 2026	June 30, 2026	% Change	September 30, 2025	% Change
Originated:
Commercial:
Commercial and industrial	$2,288,210	$2,193,328	4.3%	$1,877,645	21.9%
Municipal and non-profit	1,278,627	1,296,609	(1.4%)	1,189,677	7.5%
Owner-occupied commercial real estate	923,026	926,686	(0.4%)	986,868	(6.5%)
Food and agribusiness	218,896	207,031	5.7%	211,940	3.3%
Total commercial	4,708,759	4,623,654	1.8%	4,266,130	10.4%
Commercial real estate non-owner occupied	1,632,937	1,434,867	13.8%	1,069,815	52.6%
Residential real estate	1,142,226	1,033,943	10.5%	914,168	24.9%
Consumer	12,356	13,645	(9.4%)	12,757	(3.1%)
Total originated	7,496,278	7,106,109	5.5%	6,262,870	19.7%

Acquired:
Commercial:
Commercial and industrial	478,692	566,984	(15.6%)	95,015	403.8%
Municipal and non-profit	234	240	(2.5%)	259	(9.7%)
Owner-occupied commercial real estate	361,778	382,970	(5.5%)	189,408	91.0%
Food and agribusiness	30,314	31,451	(3.6%)	29,506	2.7%
Total commercial	871,018	981,645	(11.3%)	314,188	177.2%
Commercial real estate non-owner occupied	1,088,408	1,215,762	(10.5%)	570,062	90.9%
Residential real estate	436,833	469,518	(7.0%)	282,026	54.9%
Consumer	911	1,018	(10.5%)	355	156.6%
Total acquired	2,397,170	2,667,943	(10.1%)	1,166,631	105.5%
Total loans	$9,893,448	$9,774,052	1.2%	$7,429,501	33.2%

Loan Fundings(1)

	Third quarter	Second quarter	First quarter	Fourth quarter	Third quarter
	2026	2026	2026	2025	2025
Commercial:
Commercial and industrial	$286,624	$293,094	$346,250	$237,813	$159,250
Municipal and non-profit	15,852	50,506	45,000	119,918	81,418
Owner occupied commercial real estate	35,314	84,606	49,556	66,798	42,362
Food and agribusiness	13,371	24,251	5,697	4,437	5,015
Total commercial	351,161	452,457	446,503	428,966	288,045
Commercial real estate non-owner occupied	312,364	352,629	268,021	96,482	81,136
Residential real estate	154,868	120,340	89,375	64,161	49,877
Consumer	860	1,460	1,583	1,399	2,142
Total	$819,253	$926,886	$805,482	$591,008	$421,200

(1)

Loan fundings are defined as closed end funded loans and net fundings under revolving lines of credit. Net fundings (paydowns) under revolving lines of credit were $123,946, $178,133, $65,273, $95,744, and ($1,591) for the periods noted in the table above, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
Originated loans FTE(1)(2)	$7,242,490	$110,606	6.06%	$6,762,456	$102,709	6.09%	$6,213,268	$103,600	6.62%
Acquired loans	2,555,867	46,146	7.16%	2,867,500	47,819	6.69%	1,183,171	18,151	6.09%
Loans held for sale	18,273	262	5.69%	21,612	316	5.86%	21,964	366	6.61%
Investment securities available-for-sale	645,657	4,430	2.74%	663,636	4,619	2.78%	693,173	4,679	2.70%
Investment securities held-to-maturity	774,413	6,249	3.23%	791,847	6,327	3.20%	705,927	5,313	3.01%
Other securities	43,686	744	6.81%	41,977	688	6.56%	32,461	409	5.04%
Interest earning deposits	132,863	1,170	3.49%	194,358	1,765	3.64%	149,867	1,705	4.51%
Total interest earning assets FTE(2)	$11,413,249	$169,607	5.90%	$11,343,386	$164,243	5.81%	$8,999,831	$134,223	5.92%
Cash and due from banks	$95,446			$95,632			$78,598
Other assets	1,042,235			1,054,388			806,872
Allowance for credit losses	(112,023)			(114,769)			(88,787)
Total assets	$12,438,907			$12,378,637			$9,796,514
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$6,474,638	$39,974	2.45%	$6,393,003	$38,371	2.41%	$4,929,785	$33,095	2.66%
Time deposits	1,264,037	10,380	3.26%	1,270,963	10,530	3.32%	1,111,958	9,791	3.49%
Federal Home Loan Bank advances	95,561	945	3.92%	89,188	855	3.85%	33,682	391	4.61%
Other borrowings(3)	47,001	227	1.92%	37,202	167	1.80%	34,429	242	2.79%
Long-term debt	202,011	2,909	5.71%	202,144	2,789	5.53%	54,471	519	3.78%
Total interest bearing liabilities	$8,083,248	$54,435	2.67%	$7,992,500	$52,712	2.65%	$6,164,325	$44,038	2.83%
Demand deposits	$2,542,154			$2,520,897			$2,150,330
Other liabilities	134,269			189,969			116,548
Total liabilities	10,759,671			10,703,366			8,431,203
Shareholders' equity	1,679,236			1,675,271			1,365,311
Total liabilities and shareholders' equity	$12,438,907			$12,378,637			$9,796,514
Net interest income FTE(2)		$115,172			$111,531			$90,185
Interest rate spread FTE(2)			3.23%			3.16%			3.09%
Net interest earning assets	$3,330,001			$3,350,886			$2,835,506
Net interest margin FTE(2)			4.00%			3.94%			3.98%
Average transaction deposits	$9,016,792			$8,913,900			$7,080,115
Average total deposits	10,280,829			10,184,863			8,192,073
Ratio of average interest earning assets to average interest bearing liabilities	141.20%			141.93%			146.00%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%. The tax equivalent adjustments included above are $2,272, $2,239 and $1,985 for the three months ended September 30, 2026, June 30, 2026, and September 30, 2025, respectively.

(3)	Other borrowings includes securities sold under agreements to repurchase and cash collateral received from counterparties in connection with derivative swap agreements.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the nine months ended September 30, 2026			For the nine months ended September 30, 2025
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
Originated loans FTE(1)(2)	$6,779,938	$310,373	6.12%	$6,279,001	$308,220	6.56%
Acquired loans	2,789,118	143,780	6.89%	1,265,326	57,095	6.03%
Loans held for sale	19,479	862	5.92%	20,953	1,069	6.82%
Investment securities available-for-sale	667,603	14,050	2.81%	703,442	13,957	2.65%
Investment securities held-to-maturity	752,761	17,726	3.14%	685,278	14,606	2.84%
Other securities	40,949	1,948	6.34%	31,473	1,355	5.74%
Interest earning deposits	233,342	6,444	3.69%	85,608	2,926	4.57%
Total interest earning assets FTE(2)	$11,283,190	$495,183	5.87%	$9,071,081	$399,228	5.88%
Cash and due from banks	$96,870			$78,327
Other assets	1,045,708			803,544
Allowance for credit losses	(108,018)			(91,499)
Total assets	$12,317,750			$9,861,453
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$6,377,358	$115,532	2.42%	$4,980,629	$98,364	2.64%
Time deposits	1,287,835	32,092	3.33%	1,070,419	27,634	3.45%
Federal Home Loan Bank advances	64,607	1,952	4.04%	77,900	2,666	4.58%
Other borrowings(3)	38,196	518	1.81%	41,944	902	2.88%
Long-term debt	180,055	7,402	5.50%	54,528	1,555	3.81%
Total interest bearing liabilities	$7,948,051	$157,496	2.65%	$6,225,420	$131,121	2.82%
Demand deposits	$2,533,089			$2,166,671
Other liabilities	158,689			124,546
Total liabilities	10,639,829			8,516,637
Shareholders' equity	1,677,921			1,344,816
Total liabilities and shareholders' equity	$12,317,750			$9,861,453
Net interest income FTE(2)		$337,687			$268,107
Interest rate spread FTE(2)			3.22%			3.06%
Net interest earning assets	$3,335,139			$2,845,661
Net interest margin FTE(2)			4.00%			3.95%
Average transaction deposits	$8,910,447			$7,147,300
Average total deposits	10,198,282			8,217,719
Ratio of average interest earning assets to average interest bearing liabilities	141.96%			145.71%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%. The tax equivalent adjustments included above are $6,693 and $5,807 for the nine months ended September 30, 2026 and September 30, 2025, respectively.

(3)	Other borrowings includes securities sold under agreements to repurchase and cash collateral received from counterparties in connection with derivative swap agreements.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Credit Losses and Asset Quality

(Dollars in thousands)

Allowance for Credit Losses Analysis

	As of and for the three months ended
	September 30, 2026	June 30, 2026	September 30, 2025
Beginning allowance for credit losses	$110,271	$113,477	$88,893
Allowance for credit loss at acquisition	5,164	2,473	—
Charge-offs	(47,208)	(6,508)	(1,617)
Recoveries	888	79	2,504
Provision expense (release) for credit losses on loans	40,751	750	(1,500)
Ending allowance for credit losses ("ACL")	$109,866	$110,271	$88,280
Ratio of annualized net charge-offs (recoveries) to average total loans during the period	1.88%	0.27%	(0.05)%
Ratio of ACL to total loans outstanding at period end	1.11%	1.13%	1.19%
Ratio of ACL to total non-performing loans at period end	250.17%	365.97%	330.45%
Total loans	$9,893,448	$9,774,052	$7,429,501
Average total loans during the period	9,771,279	9,608,203	7,376,685
Total non-performing loans	43,917	30,131	26,715

Past Due and Non-accrual Loans

	September 30, 2026	June 30, 2026	September 30, 2025
Loans 90 days past due and still accruing interest	$16,762	$29,112	$12,120
Non-accrual loans	43,917	30,131	26,715
Total 90 days past due and non-accrual loans	$60,679	$59,243	$38,835
Total 90 days past due and still accruing interest and non-accrual loans to total loans	0.61%	0.61%	0.52%

Loans 30-89 days past due and still accruing interest	$14,010	$17,169	$14,288

Asset Quality Data

	September 30, 2026	June 30, 2026	September 30, 2025
Non-performing loans	$43,917	$30,131	$26,715
OREO	5,082	4,174	658
Total non-performing assets	$48,999	$34,305	$27,373
Total non-performing loans to total loans	0.44%	0.31%	0.36%
Total non-performing assets to total loans and OREO	0.50%	0.35%	0.37%

NATIONAL BANK HOLDINGS CORPORATION

Key Metrics(1)

	As of and for the three months ended			As of and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Return on average assets	(0.28)%	0.86%	1.43%	0.42%	1.27%
Return on average tangible assets(2)	(0.23)%	0.96%	1.54%	0.50%	1.38%
Adjusted return on average tangible assets(2)	0.16%	1.26%	1.60%	0.87%	1.40%
Return on average equity	(2.07)%	6.34%	10.25%	3.07%	9.30%
Return on average tangible common equity(2)	(2.32)%	9.70%	14.21%	5.01%	13.05%
Adjusted return on average tangible common equity(2)	1.62%	12.71%	14.72%	8.67%	13.23%
Loan to deposit ratio (end of period)	93.82%	94.08%	87.70%	93.82%	87.70%
Non-interest bearing deposits to total deposits (end of period)	25.19%	24.79%	26.62%	25.19%	26.62%
Net interest margin(3)	3.92%	3.86%	3.89%	3.92%	3.87%
Net interest margin FTE(3)(4)	4.00%	3.94%	3.98%	4.00%	3.95%
Interest rate spread FTE(4)(5)	3.23%	3.16%	3.09%	3.22%	3.06%
Yield on earning assets(6)	5.82%	5.73%	5.83%	5.79%	5.80%
Yield on earning assets FTE(4)(6)	5.90%	5.81%	5.92%	5.87%	5.88%
Cost of funds	2.03%	2.01%	2.10%	2.01%	2.09%
Cost of deposits	1.94%	1.93%	2.08%	1.94%	2.05%
Non-interest income to total revenue FTE(4)(7)	10.52%	15.05%	18.66%	13.18%	16.54%
Efficiency ratio FTE(4)	75.98%	72.32%	60.65%	74.45%	59.83%
Adjusted efficiency ratio FTE(2)(4)	62.28%	61.81%	57.32%	61.79%	57.46%
Pre-provision net revenue FTE(2)(4)	30,918	36,347	43,630	99,391	129,046
Adjusted pre-provision net revenue FTE(2)(4)	46,113	47,795	45,374	141,383	130,790

Total Loans Asset Quality Data(8)(9)
Non-performing loans to total loans	0.44%	0.31%	0.36%	0.44%	0.36%
Non-performing assets to total loans and OREO	0.50%	0.35%	0.37%	0.50%	0.37%
Allowance for credit losses to total loans	1.11%	1.13%	1.19%	1.11%	1.19%
Allowance for credit losses to non-performing loans	250.17%	365.97%	330.45%	250.17%	330.45%
Net charge-offs (recoveries) to average loans	1.88%	0.27%	(0.05)%	0.85%	0.27%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See “Non-GAAP Financial Measures and Reconciliations” starting on page 15.
(3)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%. The tax equivalent adjustments included above are $2,272, $2,239 and $1,985 for the three months ended September 30, 2026, June 30, 2026, and September 30, 2025, respectively, and $6,693 and $5,807 for the nine months ended September 30, 2026 and September 30, 2025, respectively.

(5)

Interest rate spread represents the difference between the weighted average yield on interest earning assets, including FTE income, and the weighted average cost of interest bearing liabilities. Ratio represents a non-GAAP financial measure.

(6)	Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities or loans are excluded from interest earning assets.
(7)	Non-interest income to total revenue represents non-interest income divided by the sum of net interest income FTE and non-interest income.
(8)	Non-performing loans consist of non-accruing loans.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Book Value Ratios

	September 30, 2026	June 30, 2026	December 31, 2025	September 30, 2025
Total shareholders' equity	$1,625,897	$1,669,104	$1,385,114	$1,374,929
Less: goodwill and other intangible assets, net	(516,615)	(514,975)	(348,961)	(350,907)
Add: deferred tax liability related to goodwill	14,257	14,154	13,947	13,844
Tangible common equity (non-GAAP)	$1,123,539	$1,168,283	$1,050,100	$1,037,866

Total assets	$12,727,140	$12,586,136	$9,883,518	$10,152,686
Less: goodwill and other intangible assets, net	(516,615)	(514,975)	(348,961)	(350,907)
Add: deferred tax liability related to goodwill	14,257	14,154	13,947	13,844
Tangible assets (non-GAAP)	$12,224,782	$12,085,315	$9,548,504	$9,815,623

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	12.78%	13.26%	14.01%	13.54%
Less: impact of goodwill and other intangible assets, net	(3.59)%	(3.59)%	(3.01)%	(2.97)%
Tangible common equity to tangible assets (non-GAAP)	9.19%	9.67%	11.00%	10.57%

Tangible book value per share calculations:
Tangible common equity (non-GAAP)	$1,123,539	$1,168,283	$1,050,100	$1,037,866
Divided by: ending shares outstanding	44,285,618	44,537,718	37,772,516	37,815,589
Tangible book value per share (non-GAAP)	$25.37	$26.23	$27.80	$27.45

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended			As of and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net (loss) income	$(8,761)	$26,490	$35,285	$38,522	$93,538
Add: adjustments, after tax (non-GAAP)(1)	11,702	8,813	1,336	32,338	1,336
Adjusted net income (non-GAAP)(1)	$2,941	$35,303	$36,621	$70,860	$94,874

Net (loss) income	$(8,761)	$26,490	$35,285	$38,522	$93,538
Add: impact of other intangible assets amortization expense, after tax (non-GAAP)	1,874	1,873	1,491	5,645	4,497
Net (loss) income excluding the impact of other intangible assets amortization expense, after tax (non-GAAP)	$(6,887)	$28,363	$36,776	$44,167	$98,035

Net (loss) income excluding the impact of other intangible assets amortization expense, after tax (non-GAAP)	$(6,887)	$28,363	$36,776	$44,167	$98,035
Add: adjustments, after tax (non-GAAP)(1)	11,702	8,813	1,336	32,338	1,336
Adjusted net income excluding the impact of other intangible assets amortization expense (non-GAAP)(1)	$4,815	$37,176	$38,112	$76,505	$99,371

Average assets	$12,438,907	$12,378,637	$9,796,514	$12,317,750	$9,861,453
Less: average goodwill and other intangible assets, net of deferred tax liability related to goodwill (non-GAAP)	(501,172)	(502,057)	(338,294)	(498,106)	(340,231)
Average tangible assets (non-GAAP)	$11,937,735	$11,876,580	$9,458,220	$11,819,644	$9,521,222

Average shareholders' equity	$1,679,236	$1,675,271	$1,365,311	$1,677,921	$1,344,816
Less: average goodwill and other intangible assets, net of deferred tax liability related to goodwill (non-GAAP)	(501,172)	(502,057)	(338,294)	(498,106)	(340,231)
Average tangible common equity (non-GAAP)	$1,178,064	$1,173,214	$1,027,017	$1,179,815	$1,004,585

Return on average assets	(0.28)%	0.86%	1.43%	0.42%	1.27%
Adjusted return on average assets (non-GAAP)	0.09%	1.14%	1.48%	0.77%	1.29%
Return on average tangible assets (non-GAAP)	(0.23)%	0.96%	1.54%	0.50%	1.38%
Adjusted return on average tangible assets (non-GAAP)(1)	0.16%	1.26%	1.60%	0.87%	1.40%
Return on average equity	(2.07)%	6.34%	10.25%	3.07%	9.30%
Adjusted return on average equity (non-GAAP)	0.69%	8.45%	10.64%	5.65%	9.43%
Return on average tangible common equity (non-GAAP)	(2.32)%	9.70%	14.21%	5.01%	13.05%
Adjusted return on average tangible common equity (non-GAAP)(1)	1.62%	12.71%	14.72%	8.67%	13.23%

Adjustments:
Non-interest income adjustments:
Restructuring impairment(2)	$—	$223	$—	$223	$—
Non-interest expense adjustments:
Acquisition-related expenses(3)	14,696	10,890	1,744	39,928	1,744
Restructuring expenses(2)	499	335	—	1,841	—
Total non-interest expense adjustments, before tax (non-GAAP)	15,195	11,225	1,744	41,769	1,744

Total adjustments, before tax (non-GAAP)	15,195	11,448	1,744	41,992	1,744
Tax benefit impact(4)	(3,493)	(2,635)	(408)	(9,654)	(408)
Total adjustments, after tax (non-GAAP)	$11,702	$8,813	$1,336	$32,338	$1,336

(1)	For details, refer to the “Adjustments” section at the bottom of the table.
(2)	Restructuring expenses and restructuring impairment are primarily related to banking center consolidation expenses and corporate personnel actions.
(3)	Includes general acquisition-related expenses and Vista rebranding costs.
(4)	Calculated using the company’s marginal tax rate of 23%. Certain acquisition-related expenses are non-deductible.

Efficiency Ratio and Pre-Provision Net Revenue

	As of and for the three months ended			As of and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net interest income FTE(1)	$115,172	$111,531	$90,185	$337,687	$268,107

Non-interest income	$13,538	$19,766	$20,691	$51,283	$53,133
Add: restructuring impairment	—	223	—	223	—
Adjusted non-interest income (non-GAAP)	$13,538	$19,989	$20,691	$51,506	$53,133

Non-interest expense	$97,792	$94,950	$67,246	$289,579	$192,194
Less: other intangible assets amortization	(2,433)	(2,433)	(1,946)	(7,330)	(5,870)
Less: acquisition-related expenses and restructuring expenses	(15,195)	(11,225)	(1,744)	(41,769)	(1,744)
Adjusted non-interest expense, excluding other intangible assets amortization (non-GAAP)	$80,164	$81,292	$63,556	$240,480	$184,580

Non-interest expense	$97,792	$94,950	$67,246	$289,579	$192,194
Less: acquisition-related expenses and restructuring expenses	(15,195)	(11,225)	(1,744)	(41,769)	(1,744)
Adjusted non-interest expense (non-GAAP)	$82,597	$83,725	$65,502	$247,810	$190,450

Efficiency ratio FTE(1)	75.98%	72.32%	60.65%	74.45%	59.83%
Adjusted efficiency ratio FTE (non-GAAP)(1)(2)	62.28%	61.81%	57.32%	61.79%	57.46%

Net (loss) income	$(8,761)	$26,490	$35,285	$38,522	$93,538
Add: income tax (benefit) expense	(3,228)	6,118	7,860	8,041	21,001
Add: provision expense (release) for credit losses	40,635	1,500	(1,500)	46,135	8,700
Add: impact of taxable equivalent adjustment	2,272	2,239	1,985	6,693	5,807
Pre-provision net revenue FTE (non-GAAP)(1)	$30,918	$36,347	$43,630	$99,391	$129,046

Pre-provision net revenue, FTE (non-GAAP)(1)	$30,918	$36,347	$43,630	$99,391	$129,046
Add: acquisition-related expenses	14,696	10,890	1,744	39,928	1,744
Add: restructuring expenses and impairment	499	558	—	2,064	—
Adjusted pre-provision net revenue FTE (non-GAAP)(1)	$46,113	$47,795	$45,374	$141,383	$130,790

(1)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%. The tax equivalent adjustments included above are $2,272, $2,239 and $1,985 for the three months ended September 30, 2026, June 30, 2026, and September 30, 2025, respectively, and $6,693 and $5,807 for the nine months ended September 30, 2026 and September 30, 2025, respectively.

(2)	Adjusted efficiency ratio FTE excludes other intangible assets amortization, acquisition-related expenses and restructuring expenses.

Adjusted Net Income and Adjusted Earnings Per Share

	As of and for the three months ended			As of and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Adjustments to net income:
Net (loss) income	$(8,761)	$26,490	$35,285	$38,522	$93,538
Add: acquisition-related adjustments, after tax	11,318	8,383	1,336	30,749	1,336
Add: restructuring expenses and impairment, after tax	384	430	—	1,589	—
Adjusted net income (non-GAAP)	$2,941	$35,303	$36,621	$70,860	$94,874

Adjustments to earnings per share:
(Loss) earnings per share diluted	$(0.20)	$0.58	$0.92	$0.84	$2.43
Add: acquisition-related adjustments, after tax	0.25	0.18	0.04	0.67	0.04
Add: restructuring expenses and impairment, after tax	0.01	0.02	—	0.05	—
Adjusted earnings per share - diluted (non-GAAP)	$0.06	$0.78	$0.96	$1.56	$2.47